Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Share Incentive Plan of 21Vianet Group, Inc. of our reports dated April 2, 2020, with respect to the consolidated financial statements of 21Vianet Group, Inc. and the effectiveness of internal control over financial reporting of 21Vianet Group, Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

December 22, 2020